EXHIBIT 99.1

Contacts: Jim Weiss/Leiv Lea
Pharmacyclics, Inc.
(408) 774-0330 or
(415) 260-1274 (cell)

PHARMACYCLICS REPORTS THIRD QUARTER RESULTS

SUNNYVALE, CA, May 1, 2003 -- Pharmacyclics, Inc. (Nasdaq:PCYC) today reported financial results for its third quarter ended March 31, 2003. The net loss for the period was $7.2 million, or $0.44 per share, compared to a net loss of $7.9 million, or $0.49 per share, in the comparable period of fiscal 2002.

Research and development expenses decreased to $6.0 million for the three months ended March 31, 2003, compared to $7.4 million during the same period of the prior fiscal year. The decrease is primarily the result of lower personnel costs and lower expenses related to contract pre-clinical studies.

Pharmacyclics also reported its financial results for the nine months ended March 31, 2003. The net loss for the nine months ended March 31, 2003 was $20.8 million, or $1.28 per share, compared to a net loss of $29.3 million, or $1.82 per share, for the nine months ended March 31, 2002. As of March 31, 2003, the company had cash, cash equivalents and marketable securities totaling $94.4 million, compared to $114.9 million at June 30, 2002.

"We have made excellent progress initiating patient enrollment in our pivotal Phase 3 SMART Trial evaluating the efficacy and safety of Xcytrin for the potential treatment of brain metastases in lung cancer patients," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "We also have had a strong presence at the major medical and scientific conferences and continued additional clinical and preclinical development of Xcytrin® for other types of cancer and Antrin® as a novel approach for the treatment of vulnerable plaque."

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About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. When activated by various forms of energy, including X-ray and light, these texaphyrins can help to reduce or eliminate the diseased tissue. More information about the company, its technology, and products can be found on its web site at www.pcyc.com

NOTE: The statements made in this press release about the status of clinical trials, and the potential uses of the company's products, other than statements of historical fact, are forward-looking statements. The forward- looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements, including risks associated with the initiation, timing, cost and results of clinical trials, the progress of research and development programs, the regulatory approval process in the United States and other countries and future capital requirements. For further information about risks that may affect the actual results achieved by Pharmacyclics, please see the company's reports filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to, its reports on Forms 10-Q and 10-K. Pharmacyclics® , the "pentadentate" logo® , Xcytrin® , and Antrin® are registered trademarks of Pharmacyclics, Inc.

---FINANCIALS ATTACHED---

Pharmacyclics, Inc.
 (a development stage enterprise)
Condensed Statements of Operations
(unaudited, in thousands, except per share data)

                                               Three Months Ended  Nine Months Ended
                                                   March 31,           March 31,
                                              ------------------  ------------------
                                                2003      2002      2003      2002
                                              --------  --------  --------  --------
Operating expenses:
     Research and development ..............    5,963     7,411    17,666    27,536
     Marketing, general and administrative .    1,573     1,541     4,557     6,178
                                              --------  --------  --------  --------
            Total operating expenses .......    7,536     8,952    22,223    33,714
                                              --------  --------  --------  --------
Loss from operations .......................   (7,536)   (8,952)  (22,223)  (33,714)
Interest and other income, net .............      339     1,056     1,451     4,392
                                              --------  --------  --------  --------
Net loss ................................... $ (7,197) $ (7,896) $(20,772) $(29,322)
                                              ========  ========  ========  ========

Basic and diluted net loss per share ....... $  (0.44) $  (0.49) $  (1.28) $  (1.82)
                                              ========  ========  ========  ========
Shares used to compute basic and
    diluted net loss per share .............   16,208    16,141    16,200    16,133
                                              ========  ========  ========  ========

Condensed Balance Sheets
(unaudited; in thousands)

                                                               March 31,    June 30,
                                                                2003         2002
                                                            -----------  -----------
   Assets
     Cash and cash equivalents and marketable securities . $    94,448  $   114,918
     Other current assets ................................       1,381        1,182
                                                            -----------  -----------
          Total current assets ...........................      95,829      116,100

     Property and equipment, net .........................       2,661        4,156
     Other noncurrent assets .............................         606          756
                                                            -----------  -----------
                                                           $    99,096  $   121,012
                                                            ===========  ===========
   Liabilities and stockholders' equity
     Current liabilities ................................. $     2,193  $     3,170
     Long-term obligations ...............................          17          234
     Stockholders' equity ................................      96,886      117,608
                                                            -----------  -----------
                                                           $    99,096  $   121,012
                                                            ===========  ===========

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